Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PEAR ACQUISITION INC.

George L. Majoros, Jr. hereby certifies that he is the President of Pear Acquisition Inc., a Delaware corporation (the “Corporation”), that the Corporation has not received any payment for any of its stock, and that the Certificate of Incorporation of the Corporation, which was originally filed on March 17, 2004, is hereby amended and restated pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), to read as follows in full:

ARTICLE I

The name of the corporation is: Pear Acquisition Inc.

ARTICLE II

The address of its registered officer in the State of Delaware is: 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Registered Agent in charge thereof is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is formed and the business and objects to be carried on and promoted by it are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The Corporation is authorized to issue 1,500,000 shares of capital stock, all of which are of a par value of $0.01 each and classified as common stock.

ARTICLE V

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VI

Directors of the Corporation need not be elected by written ballot.

ARTICLE VII

The Board is expressly authorized to make, amend, alter, change, restate or repeal the Bylaws of the Corporation, but the stockholders of the Corporation may make additional Bylaws and may make, amend, alter, change, restate or repeal any or all of the Bylaws whether adopted by the stockholders or otherwise.

ARTICLE VIII

To the fullest extent permitted by Delaware law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If Delaware law is hereafter amended to permit further elimination or limitation of liability of directors, then the liability of a director of this Corporation shall be further eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Any repeal or modification of this paragraph by the stockholders shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IX

At any time and from time to time any or all of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered, changed, repealed, supplemented or restated, and/or other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights and powers at any time conferred upon the stockholders, directors, officers, employees and agents of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 241 and 245 of the DGCL, has been signed by George L. Majoros, the Corporation’s authorized officer this 15th day of June, 2004.

PEAR ACQUISITION INC.

By:	/s/ GEORGE L. MAJOROS, JR.
George L. Majoros, Jr.
President